Exhibit (e)(4)

EXCLUSIVITY AGREEMENT

THIS EXCLUSIVITY AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of August, 2013 by and between AMERICAN CYBERSYSTEMS, INC., a Georgia corporation (together with its direct and indirect subsidiaries, “ACS”), and ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the “Company”).

WHEREAS, the parties hereto have had discussions regarding a potential transaction (the “Potential Transaction”) between the Company and ACS;

WHEREAS, the parties are contemplating the negotiation and execution of a definitive agreement (the “Definitive Agreement”) with respect to the Potential Transaction; and

WHEREAS, to induce ACS to continue negotiations with respect to a Definitive Agreement, ACS has requested that the Company execute this Agreement.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      From the date hereof until the earliest of: (i) the execution date of the Definitive Agreement; (ii) August 30, 2013 at 5:00 p.m. Central time; (iii) any reduction by ACS of the purchase price or any other proposal to alter, in a manner less favorable to the Company, the material terms and conditions of the Potential Transaction contained in the most recent indication of interest provided to the Company; or (iv) notification by ACS that it no longer intends to consider the Potential Transaction (the “Exclusivity Period”), the Company agrees to negotiate on an exclusive basis with ACS regarding any Acquisition Proposal (as defined below), relating to the Company.

2.                                      Without limiting the foregoing, the Company agrees that until the expiration of the Exclusivity Period, neither the Company nor any of its officers, directors, employees, agents, attorneys, accountants, advisors and representatives (collectively, its “Representatives”) shall, directly or indirectly except with respect to ACS:

A.                                    solicit, initiate or knowingly encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, joint venture or other similar transaction involving 20% or more of the assets (on either a fair market value or consolidated book value calculation), equity interests or business of the Company (an “Acquisition Proposal”),

B.                                    engage in discussions or negotiations with, or disclose any nonpublic information relating to the assets, equity interests or business of the Company or afford access to the properties, books or records of the Company relating to its assets, equity interests or business to any person or entity that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal,

C.                                    except as required by law or judicial or governmental order, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person or entity other than ACS, or

D.                                    enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any person or entity, other than ACS, with respect to an Acquisition Proposal.

3.                                      Notwithstanding anything to the contrary in paragraph 2 above, the issuance of capital stock by the Company upon the exercise of outstanding stock options, warrants, or other rights will not be deemed to be an “Acquisition Proposal.” In addition, during the Exclusivity Period, the Company shall not make any material change in its existing compensation policies other than as already disclosed to ACS.

4.                                      If the Company receives, during the Exclusivity Period, an inquiry, proposal or offer related to an Acquisition Proposal or any request for nonpublic information relating to the Company, in each case by or from any person or entity that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal, including but not limited to any third party who has executed a confidentiality agreement with respect to an Acquisition Proposal, other than ACS, the Company shall promptly (and in no event later than one Business Day after receipt thereof) notify Sanjeev Sardana at ACS, or if the Company is unable to notify Sanjeev Sardana, Nick Goel, orally and in writing (including by electronic mail) of such inquiry, proposal or offer related to an Acquisition Proposal or request for nonpublic information (including, to the extent not prohibited by any agreement entered into by the Company prior to the date hereof, the identity of the person or entity making or submitting such Acquisition Proposal or request, and the terms and conditions thereof) from any person or entity that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal, including but not limited to any third party who has executed a confidentiality agreement with respect to an Acquisition Proposal. To the extent not prohibited by any agreement entered into by the Company prior to the date hereof, the Company shall promptly (and in no event later than one Business Day after receipt thereof) notify Sanjeev Sardana at ACS, or if the Company is unable to notify Sanjeev Sardana, Nick Goel, orally and in writing (including by electronic mail) of any material modification to any such inquiry, proposal or offer related to any Acquisition Proposal or any request for nonpublic information relating to the Company from any person or entity that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal, including but not limited to any third party who has executed a confidentiality agreement with respect to an Acquisition Proposal.

5.                                      The Company agrees that it, upon the execution of this Agreement, will and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations that relate to any Acquisition Proposal with any person or entity that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal, including but not limited to any third party who has executed a confidentiality agreement with respect to an Acquisition Proposal, other than ACS. Further, the Company agrees that it will not, and will cause its Representatives not to, otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding the Company or providing access to the properties, books, records or management of the Company) any effort or attempt relating to an Acquisition Proposal by any third party that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal, including but not limited to any third party who has executed a confidentiality agreement with respect to an Acquisition Proposal.

6.                                      During the Exclusivity Period, the Company agrees to negotiate exclusively with ACS, and both parties agree to negotiate with each other in good faith, the terms and conditions of a Definitive Agreement with respect to the Proposed Transaction.

7.                                      Except as required by law or judicial or governmental order or with respect to a general announcement by the Company regarding its board of directors’ exploration of strategic alternatives, each of the parties hereto agrees that it will not, and will cause its Representatives not to, make any disclosures about the existence or contents of this letter or negotiations or discussions relating to the Proposed Transaction or cause to be publicized in any manner whatsoever any aspect or proposed aspect of the Proposed Transaction without the prior written consent of the other party; provided, however, prior to such disclosure, the disclosing party shall promptly notify the non-disclosing party of such requirement or order orally and in writing (including by electronic mail).

8.                                      This Agreement cannot be changed, modified or amended, and no provision or requirements hereof may be waived, without the written consent of each party. This Agreement may not be assigned by either party without the prior written consent of the other party.

9.                                      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

10.                               Nothing herein shall be construed to require either ACS or the Company to proceed with discussions or negotiations concerning the Proposed Transaction. Consummation of the Proposed Transaction shall be subject to the execution and delivery and the terms of a Definitive Agreement by ACS and the Company.

(Signatures appear on following page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMERICAN CYBERSYSTEMS, INC.		ANALYSTS INTERNATIONAL CORPORATION

By:	/s/ Sanjeev Sardana	By:	/s/ Lynn L. Blake
Name:	Sanjeev Sardana	Name:	Lynn L. Blake
Title:	SVP, Corporate Development	Title:	Senior Vice President, CFO